                                                                    EXHIBIT 99.1



DG SYSTEMS NAMES SCOTT K. GINSBURG
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Former Chancellor Media CEO Invests $11 Million in Company

San Francisco, CA - December 11, 1998 - DG Systems, Inc. (NASDAQ: DGIT) a leading provider of digital network services to the broadcast industry, today announced that effective December 11, 1998, Scott K. Ginsburg, 46, will join the Company as Chairman of the Board and Chief Executive Officer. Mr. Ginsburg was formerly Chief Executive Officer and President of Chancellor Media Corporation (NASDAQ: AMFM), the nation's largest radio broadcasting company. The Company's current Chairman, Richard Harris, will serve as Vice Chairman of the Board. DG Systems' current President and Chief Executive Officer, Henry Donaldson, will continue as President and Director, and will assume the new responsibility of Chief Operating Officer.

As Chairman and C.E.O. Mr. Ginsburg will be responsible for the strategic direction of the Company, the development and implementation of its consolidation strategy and developing and maintaining financial community relationships.

In conjunction with the appointment of Mr. Ginsburg, DG Systems announced that it has completed an $11 million private placement led by Mr. Ginsburg, along with existing investors of the Company, including Dawson-Samberg Capital Management, Integral Capital Partners, Technology Crossover Ventures and Bluewater Capital Management. Mr. Ginsburg's $8 million investment brings his total invested capital (reflecting an earlier private placement and open market purchases) to $11 million. Under the terms of the transaction, Mr. Ginsburg has also been granted warrants for additional equity interests that are exercisable upon attainment of certain share price thresholds.

Proceeds from this private placement will fund additional sales and marketing efforts to further DG's penetration of the video industry and to continue to expand its radio delivery distribution network. DG's growth strategy is to leverage its leadership role in audio into the rapidly growing video spot distribution market, while developing leading software applications to complement its current suite of services. DG is positioning itself to provide application solutions to meet the variety of present and future transaction and communications needs of the interconnected media, advertising and broadcasting industries.

Scott Ginsburg stated, "As a former broadcast industry executive, I recognize the value of digital transaction services which DG Systems provides to its advertising and broadcast customers. These services are becoming the links which couple the advertising and broadcast industries together, facilitating the flow of information and transactions which comprise the $50 billion broadcast advertising business.

"I invested in DG Systems and joined the Company as its Chairman and Chief Executive because I believe that DG provides a platform upon which we can build an industry-standard electronic transaction network. There are over 10 million transactions annually for the distribution of national and regional broadcast spot advertising, another 10 million for local spot advertising, and untold additional transactions to support the processes of placing media buys, tracking results and billing and collecting for services provided. Through the Internet, as well as DG Systems' satellite and terrestrial network facilities, we will provide a wide array of value-added services to process this enormous flow of transactions."

Since its IPO in 1996, DG has become the leading provider of electronic delivery of radio advertising and is actively expanding into the television advertising sector. Excluding the acquisition of DCI, over the past three years the Company has grown its digital audio advertising distribution volumes to an annualized rate of 1.1 million deliveries, an increase of 188% from fiscal year end 1995. The company's digital video distribution volumes have grown 202% on an annualized basis in just one year. Following its expansion of the video operations, DG will continue its growth by expanding its presence in the media and advertising industries through additional network-based transactional and other services.

Henry Donaldson, commenting on Mr. Ginsburg's appointment, said "Scott Ginsburg brings to DG Systems a wealth of relevant broadcasting industry knowledge, experience and relationships. His success in strategically and economically consolidating the radio industry is well-known, and we welcome him both as a major investor and more importantly, as a key member of our management team and on-going contributor on our Board."

Richard H. Harris concluded, "Having known Scott from the radio industry for many years, I am confident that he and Hank represent a formidable team capable of developing the full potential of DG Systems."

DG Systems operates a nationwide, value-added digital network which links hundreds of advertisers and advertising agencies with more than 7,500 radio stations and 600 television stations across the United States and Canada. The company's fault-tolerant network operations center delivers audio, video, image and data content which facilitates transactions among advertising industry participants. DG Systems can be reached at 415-276-6600 or at www.dgsystems.com.

This release contains forward-looking statement relating to the company, including the expansion of its digital distribution networks, and the demand among certain clients for digital audio video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG System's business are set forth in the company's Form 10-K filed with the Securities and Exchange Commission on March 31, 1998.

FOR MORE INFORMATION:
Paul Emery
pemery@dgsystems.com
DG Systems 415/276-6600



                                       2